The Board of Directors of
Advanced Emissions Solutions, Inc.
8051 E. Maplewood Avenue, Suite 210
Greenwood Village, CO 80111
Members of the Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated August 18, 2022, to the Board of Directors of Advanced Emissions Solutions, Inc. (“ADES”) as Annex E to, and reference to such opinion letter under the headings “Summary—Opinion of Ducera as Financial Advisor to ADES,” “Risk Factors—Risks Relating to the Transactions,” “The Transactions—Background of the Transactions,” “The Transactions—ADES Reasons for the Transactions and Recommendation of the ADES Board,” “The Transactions —Opinion of Ducera as Financial Advisor to ADES,” and “The Transactions —Unaudited Forward-Looking Financial Information” in, the proxy statement/prospectus relating to the proposed transaction involving, among others, ADES, Arq Limited and Elbert Holdings, Inc. (“New ADES”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of New ADES. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
DUCERA SECURITIES LLC

/s/ Michael Feinberg
Name: Michael Feinberg
Title: General Counsel
November 4, 2022